Exhibit 99.1

Press Release

www.shire.com

Additional Listing

June 14, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) hereby notifies the market that an application has been made to the London Stock Exchange and the UK Listing Authority for a total of 25,000,000 Ordinary shares of 5 pence each (the “Shares”) to trade on the London Stock Exchange and to be admitted to the Official List. The Shares are to be reserved under a block listing relating to exchange awards made in accordance with the terms of the merger agreement pursuant to which the Company combined with Baxalta Incorporated on June 3, 2016.

When issued, the Shares will rank equally with the existing issued Ordinary shares of the Company.

Oliver Strawbridge
Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We have best-in-class products available in more than 100 countries across core therapeutic areas including Hematology, Immunology, Neuroscience, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; a growing franchise in Oncology; and an emerging, innovative pipeline in Ophthalmics.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX